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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
Artisoft, Inc.:

        We consent to the use of our report dated August 1, 2003 except for Note 14 which is as of September 10, 2003, with respect to the consolidated balance sheets of Artisoft, Inc. as of June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended June 30, 2003, incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

March 26, 2004

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INDEPENDENT AUDITORS' CONSENT